UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/02/2007

Unitrin, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-18298

DE	95-4255452
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)

312-661-4600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

As more fully described in the press release issued by the registrant on March 2, 2007, attached here as Exhibit 99.01 and incorporated by reference herein, the registrant announced today that its subsidiary, Trinity Universal Insurance Company, has reached an agreement in principle to acquire Merastar Insurance Company and certain of its affiliates. The transaction is subject to the execution of definitive agreements, approvals by insurance regulators and other third parties and other customary closing conditions, and is expected to close in the second quarter.

This report and the attached exhibit may contain information that includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements do not relate strictly to historical or current facts, but instead give expectations or forecasts of future events or the outcome of contingencies.

Forward-looking statements are not guarantees of future performance and may turn out to be wrong, as they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that are difficult to predict; accordingly, the reader is cautioned not to place undue reliance on such statements, which speak only as of the date of this report. The Company assumes no obligation to publicly correct or update any forward-looking statements as a result of subsequent events or developments. The reader is advised to consult filings made by the Company with the Securities and Exchange Commission and the Company's website for further information on these subjects.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.01 Press Release Dated 3/2/07

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unitrin, Inc.

Date: March 02, 2007	By:	/s/ Eric J. Draut
Eric J. Draut
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.	Press Release dated 3/2/07